Exhibit 99.1

                                                    Source: Onelink4travel, Inc.
Press Release

Onelink4travel Sets Final Launch Schedule for Core Product
Wednesday November 2


SAN FRANCISCO, Nov. 2 -- Onelink4travel, Inc. (OTC Bulletin Board: OLKT - News) today announced its launch schedule for the first- of-its kind integrated global distribution and financial settlement service for the non-airline travel sector.

The Company anticipates live testing of its core product in mid-November 2005, followed by introduction of the product to current Onelink4travel travel agent clients by mid-December. It is anticipated that the product will be used to book and financially settle hotel rooms with some number of Onelink4travel's 15,000 hotel clients during this period. This initial launch will be followed by a full-scale promotion, including an industry PR and advertising campaign, commencing in January.

Management expects wide-scale acceptance of its system by the non-airline travel industry. Product acceptance is projected to drive Onelink4travel fiscal year 2006 revenues into the $42 to $48 million range.

The wide-scale launch is supported by Onelink4travel's recent strategic acquisitions, Reservations Center Inc. (RCI) and The Call Center (TCC), both self-supporting operating companies currently contributing revenue and cash flow to the overall operation. RCI and TCC will serve as platforms for the launch and marketing of the product.

About Onelink4travel:

Onelink4travel (OTC Bulletin Board: OLKT - News) is a provider of integrated global distribution and financial settlement services to the travel and tourism industry. Currently employing more than 100 people in 15 U.S. states and the UK, Onelink4travel has grown significantly in 2005 through strategic acquisitions made to complement and support its upcoming core service offering. Onelink4travel's signature service will soon enable travel agencies to book and realize up-front commission for a range of non-airline travel services commencing with hotel rooms. On the supply side, hotel companies and eventually other types of vendors such as car rental suppliers and cruise lines should be able to benefit from new options in reservations and pre-paid income. Headquartered in San Francisco, Onelink4travel is operated by an experienced team of travel distribution professionals, financial settlement experts and global technology specialists. For more information, visit http://www.Onelink4travel.com.

This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.


Source: Onelink4travel, Inc.